UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K
                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                                     OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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Date of Report:  December 30, 2005              Commission File Number: 0-15204

                            National Bankshares, Inc.
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             (Exact name of Registrant as specified in its charter)


          Virginia                                 54-1375874
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(State or other jurisdiction of        (I.R.S. Employer Identification No.)
 incorporation or organization)


        101 Hubbard Street
        Blacksburg, VA 24060
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(Address of principal executive offices)

Registrant's telephone number, including area code (540) 951-6300
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ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        On December 29, 2005, the Board of Directors of National Bankshares, Inc (the "Company") approved a resolution to accelerate the vesting of all unvested stock options outstanding (which as of December 29, 2005 totaled 71,000) under the National Bankshares, Inc. 1999 Stock Option Plan. The options are held by executive officers and have a range of exercise prices between $29.65 and $49.85 per share and a weighted average exercise price of $43.64 per share. The closing price per share of the Company's common stock on December 29, 2005 was $46.50. Except as described in the next paragraph, all other terms of the affected options remained unchanged.

        In order to offset unintended personal benefit to the named executive officers of the Company as a result of the vesting acceleration, the Board's action included a restriction that shares of the Company's common stock obtained upon exercise of an accelerated option by a named executive officer may not be sold or otherwise transferred prior to the expiration of the option's original vesting period.

        The Board determined to accelerate the vesting of these options in order to eliminate the Company's recognition of compensation expense associated with the affected options under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, which will apply to the Company beginning in the first quarter of 2006. The Company anticipates that the aggregate pre-tax compensation expense associated with the accelerated options that will be avoided by this action is approximately $448,000, of which approximately $168,000 would have been recognized in 2006. The Company believes that it will not be required to recognize any compensation expense in future periods associated with the affected options. However, there can be no assurance that the acceleration of vesting of these options may not result in some future compensation expense.

                                    SIGNATURE

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    NATIONAL BANKSHARES, INC.


Date:  December 30, 2005       By:     /s/ James G. Rakes
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                                       James G. Rakes
                                       Chairman
                                       President and Chief Executive Officer


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